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                                                                    EXHIBIT 99.1



                  IDEX CORPORATION ENTERS DEFINITIVE AGREEMENT
                                 TO ACQUIRE EPI


NORTHBROOK, IL, APRIL 25 -- IDEX CORPORATION (NYSE: IEX) today announced that it has entered into a definitive agreement to acquire EPI, a global leader in high-precision, integrated fluidics and associated engineered plastics solutions. Based in Bristol, Connecticut, with revenues of approximately $30 million, EPI's products are used in a broad set of end markets including medical diagnostics, analytical instrumentation, and laboratory automation.

Commenting on the agreement, IDEX Chairman and Chief Executive Officer Larry Kingsley said, "We are very pleased by EPI's decision to become part of IDEX. EPI's expertise in advanced design in integrated fluidics applications builds on our existing expertise in medical diagnostics and devices, and also moves our company into some completely new fields. EPI is an excellent complement to our growing presence in the health and life sciences market. "

Tom Brackett, President and CEO of EPI, said, "We are excited to become part of IDEX and its precision flow family of businesses. IDEX is a recognized leader in delivering applied engineered fluidic and mechanical solutions to its customers' exacting specifications. Together, our companies are well positioned to meet growing global demand for materials expertise for health, science and other emerging applications."

Subject to regulatory approval, the transaction is expected to close during the second quarter of 2006. Other terms of the transaction were not disclosed.

ABOUT IDEX
IDEX Corporation is the world leader in fluid-handling technologies for positive displacement pumps and metering products, dispensing equipment for color formulation, and other highly engineered products including fire suppression equipment, rescue tools and engineered band clamping systems. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".